V-One Corporation
                  20250 Century Boulevard German Town, MD 20874


October 22, 1997

Wharton Capital Partners, Ltd.
545 Madison Avenue
New York, NY  10022

Gentlemen:

This letter is to confirm that Wharton Capital Partners Ltd. (Wharton) is authorized to act as an exclusive financial consultant for V-One Corporation
(VONE) through October 31, 1997 for the purpose of introducing prospective offshore purchasers to VONE in connection with the purchase of up to $8 million of various types of offerings including but not limited to convertible debentures and convertible preferreds of VONE under Regulation D of the Securities Act of 1933 as amended, and carry terms mutually acceptable to the parties. Purchases of VONE's offerings may be made in a single tranche or in multiple tranches.

At the closing of each tranche, VONE agrees to pay to Wharton or its designee a fee equal to 5% of the gross transaction amount for such tranche, which fee may be deducted from the proceeds at closing and/or paid directly by the escrow agent. As additional compensation, VONE agrees to pay Wharton or its designee 15,000 warrants per $1 million of financing subscribed for or pro rated portion thereof, to buy fully registered VONE common stock for a period of five years from the closing date of the first tranche at a strike price of 120% of the market price at the time of closing the first tranche.

The fees set forth above are due and payable to Wharton irrespective of whether the transaction closes during the term hereof or thereafter, provided that such transaction is consummated with persons or entities introduced to VONE by Wharton and will be deemed earned upon closing.

In addition, Wharton shall have an exclusive on any offshore or discounted financings (other than strategic partners not in the business of investing) done by VONE for a period of sixty days from the date the registration statement becomes effective and right of first refusal on any offshore or discounted financings for a period of 6 months from the date of closing.

VONE acknowledges that the relationships between Wharton and the persons and/or entities to be introduced to VONE for the purposes contemplated by this agreement are proprietary to Wharton and essential to its business. Accordingly, VONE agrees, to keep the names of investors confidential, except for SEC reporting purposes or if legally required and to a three-year period following the execution of this agreement, that neither VONE, nor any of its officers directors or other representatives, will contact, either directly or indirectly, any sources introduced to VONE by Wharton hereunder for the purpose of arranging any future financing for VONE or any of its affiliates, without the express

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written  consent of Wharton and without  satisfactory  compensation  to Wharton.
VONE also agrees not to issue any press releases relating to this transaction without the prior review of Wharton.

VONE agrees that the subject offerings will be available at the closing and that the common stock reserved for conversion will be duly authorized and will not hinder Wharton's efforts hereunder. VONE further agrees, in consideration of Wharton's consulting services as set forth above, that VONE will indemnify and hold harmless Wharton's affiliates, officers, directors, members, partners, agents, controlling persons and employees against any and all losses, claims, damages or liabilities (collectively, "Losses") incurred in connection with or as a result of either its engagement hereunder of any matter referred to in this engagement letter (except to the extent that any such Losses result from the gross negligence or bad faith of Wharton performing the services that are subject of this letter) and the Company agrees that it will reimburse Wharton and such other indemnified parties listed above for its and their legal and other expenses.

Very truly yours,


V-ONE CORPORATION


/S/ CHARLES B. GRIFFIS
---------------------------
Authorized Signature

Charles B. Griffis
SVP & CFO

10/24/97